Exhibit 99.1

Mesa Labs Acquires Gyros Protein Technologies

Lakewood, Colorado, October 31, 2019 – Mesa Laboratories, Inc. (NASDAQ:MLAB) (we, us, our, “Mesa” or the “Company”), a diversified supplier of quality control instruments and consumables to highly regulated markets today announced the acquisition of Gyros Protein Technologies Holding AB (“GPT”). GPT is headquartered in Uppsala, Sweden and is a leading provider of Immunoassay and Peptide Synthesis solutions that accelerate the discovery, development and manufacturing of biotherapeutics. The acquisition deepens our commitment to biopharmaceutical quality control and will be the core of our new platform, Biopharmaceutical Development. We acquired GPT from AP6 (Sixth Swedish National Pension Fund), Ampersand Capital Partners and various individual shareholders.

The acquisition price for GPT consisted of cash consideration of $180 million, subject to purchase price adjustments. The acquisition is expected to add between $37 million to $40 million of revenues during the first 12 months (of which approximately 55% is recurring in nature), deliver double digit organic revenues growth over the next several years and excluding the impact of purchase accounting, generate gross profit margin percentages in the mid to high 60’s. Additionally, excluding the impact of purchase accounting and integration expenses, we expect adjusted operating income as a percentage of revenues to be in the mid-teens for the first 12 months. Revenues for the remaining five months of FY20 are expected to be $13 million-$15 million.

“GPT brings an innovative approach to protein analytics in biopharmaceutical quality control and process development. The Gyrolab immunoassay solution is a proven, microfluidic driven platform that increases repeatability and throughput while minimizing sample size and manual handling. The company also provides a leading peptide synthesis platform delivering the highest quality peptides in particular, for the longer and more complicated sequences that are of vital interest to many applications, including that of therapeutic peptides and neoantigen therapies.

We believe that The Mesa Way approach to continuous improvement will help the GPT team to continue to rapidly scale both commercially and operationally” said Gary Owens, President and Chief Executive Officer of Mesa.

Dan Calvo, President of GPT, added “We are proud of the track record we have improving the processes for developing biotherapeutics. Superior technology backed by deep customer intimacy has been the foundation of our success and we felt the same spirit of innovation at Mesa. We look forward to working with the Mesa team to expand the applications we deliver and deepening our level of customer support.”

Jefferies LLC acted as the exclusive financial advisor to GPT.

For more detail, reference the Mesa Acquisition of GPT presentation in the Investor Relations section of Mesa’s website at www.mesalabs.com.

About Mesa Laboratories, Inc.

Mesa is a global technology innovator committed to solving some of the most critical quality control challenges in the pharmaceutical, healthcare, industrial safety, environmental and food and beverage industries. Mesa offers products and services through five divisions (Sterilization and Disinfection Control, Biopharmaceutical Development, Instruments, Cold Chain Monitoring and Cold Chain Packaging) to help our customers ensure product integrity, increase patient and worker safety, and improve quality of life throughout the world.

Non-GAAP Financial Measure

In this release, we refer to non-GAAP financial measure adjusted operating income (“AOI”) which is defined to exclude the non-cash impact of amortization of intangible assets, stock-based compensation expense, and impairment loss on goodwill and long-lived assets. We are unable to provide a reconciliation of forward-looking AOI because components of the calculation are inherently unpredictable and currently unknown.

Forward Looking Statements

This press release may contain information that constitutes "forward-looking statements." Generally, the words "believe,” “estimate,” “intend,” "expect," “project,” “anticipate,” “will" and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to revenues growth and statements expressing general views about future operating results — are forward-looking statements. In addition, forward-looking statements include statements in connection with the ability to successfully integrate the businesses, risks related to disruption of management time from ongoing business operations due to the acquisition of GPT, the risk that any announcements relating to the transaction could have adverse effects on the market price of Mesa Labs’ securities, the risk of any unexpected costs or expenses resulting from the transaction, the risk of any litigation relating to the transaction, the risk that the transaction and its announcement could have an adverse effect on the ability of Mesa Labs and GPT to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally, the risk that the combined company may not operate as effectively and efficiently as expected, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the transaction or that it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected. Management believes that these forward-looking statements are reasonable as and when made. However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and present expectations or projections. These risks and uncertainties include, but are not limited to, those described in our Annual Report on Form 10-K for the year ended March 31, 2019, and those described from time to time in our subsequent reports filed with the Securities and Exchange Commission.

CONTACT: Gary Owens.; President and CEO, or John Sakys; CFO, both of Mesa Laboratories, Inc., +1-303-987-8000

For more information about the Company, please visit its website at www.mesalabs.com.